LETTER AGREEMENT

State Street Bank and Trust Company

P.O. Box 1713

Boston, MA 02105

Re:	Master Custodian Agreement

Pursuant to Section 18 of the Master Custodian Agreement between Russell Investment Company (“RIC”) and State Street Bank and Trust Company, dated August 25, 2009, RIC advises you that it is creating two new funds to be named the Select U.S. Equity Fund and the Select International Equity Fund (the “New Funds”). RIC desires for State Street Bank and Trust Company to serve as Custodian with respect to the New Funds pursuant to the terms and conditions of the Master Custodian Agreement. The fees to be charged by the Custodian to the New Funds in return for its services are set forth in the current fee schedule to the Master Custodian Agreement.

Please indicate your acceptance to act as Custodian to the New Funds by executing this Letter Agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson Treasurer

Accepted this      day of                 , 2014.

STATE STREET BANK AND TRUST COMPANY

By:
Its: